EXHIBIT 15.2

HAIWEN & PARTNERS
100027
21/F, Beijing Silver Tower, No. 2 Dong San Huan North Road
Chaoyang District, Beijing 100027, P.R.China
(TEL): (86 10) 8441 5888
(FAX): (86 10) 8441 5999

March 26, 2010

Baidu, Inc.
Baidu Campus
No. 10 Shangdi 10th Street
Haidian District, Beijing 100085
People’s Republic of China

Dear Sirs,

We hereby give our consent to the reference to our firm under the heading “Regulation” in Baidu, Inc.’s Annual Report on Form 20-F for the year ended December 31, 2009, which will be filed with the Securities and Exchange Commission in the month of March 2010. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

Yours faithfully,

/s/  Haiwen & Partners
Haiwen & Partners